Exhibit 3.15

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:26 AM 02/14/2013
FILED 10:24 AM 02/14/2013
SRV 130172233 - 5289056 FILE
CERTIFICATE OF INCORPORATION
OF
FIBERWEB HOLDINGS, INC.
The undersigned natural person, acting as an incorporator of a corporation under the General Corporation Law of the State of Delaware, hereby adopts the following Certificate of Incorporation for such corporation.
ARTICLE ONE
The name of the corporation is Fiberweb Holdings, Inc.
ARTICLE TWO
The address of its registered office in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is the Corporation Trust Company.
ARTICLE THREE
The purpose for which the corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE FOUR
The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value $0.01 per share.
ARTICLE FIVE
The name and mailing address of the sole incorporator are as follows:
Jesse Skinner
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
ARTICLE SIX
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation.

ARTICLE SEVEN
Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation. Election of directors need not be by written ballot unless the bylaws of the corporation so provide.
ARTICLE EIGHT
No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eight shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts, omissions, facts or circumstances occurring prior to such amendment or repeal.
ARTICLE NINE
To the fullest extent permitted by the General Corporation Law of the State of Delaware, the corporation shall indemnify (and shall advance expenses to) every person (the “Indemnitee”) who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, manager, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any losses, damages or expenses actually and reasonably incurred by the Indemnitee in connection with such action, suit or proceeding.
ARTICLE TEN
The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, Jesse Skinner, being the incorporator herein before named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 13th day of February, 2013.
Jesse Skinner, Sole Incorporator